Exhibit 99.2

General Warranty Deed

Grantor: Angel Charitable Foundation

Grantee: Vantone Realty Corporation

Consideration: $25,000.00

Recorded Harris County, TX - 09/27/2011

20110405171
09/27/2011 RP1 $20.00

GENERAL WARRANTY DEED

State of Texas)
) Know All Men By These Presents:
County of Harris)

THAT, **ANGEL CHARITABLE FOUNDATION**(hereafter called" Grantor" whether one or more), for an in consideration of the sum of Twenty Five Thousand dollars ($25,000) cash and other valuable consideration in hand paid by **VANTONE REALTY CORPORATION.,** (hereinafter called" Grantee" whether one or more), whose address for mailing purposes is hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged and confessed, have granted, sold and conveyed, and by these presents do grant, sell and convey, unto Grantees all that certain lot, tract or parcel of land, together with all improvements hereon, described as:

LOT 1 IN BLOCK 27 OF SUNNYSIDE GARDENS, A SUBDIVISION IN HARRIS COUNTY, TEXAS ACCORDING TO THE MAP OR PLAT THEREOF RECORDED IN VOLUME 26, PAGE 71 OF THE MAP RECORDS OF HARRIS COUNTY, TEXAS.

HCAD Number: 0751990270001

This conveyance is made and accepted expressly subject to applicable zoning laws, regulations, and ordinances of municipal and/or governmental authorities and is further made subject to all restrictions, covenants, conditions, agreements, assessments, maintenance charges, leases, easements, and previously conveyed or resolved mineral and royalty interests, if any, relating to the hereinabove described property, but only to the extent they are still in effect and shown of record in the hereinabove mentioned County and State.

To have and to hold to the above described property, together with all and singular and rights and appurtenances thereto in any belonging unto Grantee, Grantee's heirs, legal and personal representatives and assigns forever; and Grantor hereby bind Grantor, Grant's heirs, legal representatives, successors and assigns to warrant and forever defend, all and singular and said property unto Grantee, Grantee's heirs, legal and personal representatives and assigns, against every person whomsoever lawfully claiming, or to claim the same, or any part thereof, through or under Grantor, but not otherwise.

Executed to be effective as of September 26, 2011

Tian Jia

Tian Jia, President
Angel Charitable Foundation Corp.

FILED
2011 SEP 27 PM 1:55
Stan Stanart
COUNTY CLERK
HARRIS COUNTY, TEXAS

Harris County)
State of Texas)

This instrument was acknowledged before me on September 26, 2011.

Notary Public

NOTARY PUBLIC STATE OF TEXAS
SAUL A LOBOS JR
My Commission Expires
June 25, 2015

Returned filed copy to:

c/o Ms. Tian
Vanton Realty Corporation
12520 A1 Westheimer #138
Houston, Texas 77077

ANY PROVISION HEREIN WHICH RESTRICTS THE SALE RENTAL, OR USE OF THE DESCRIBED REAL PROPERTY BECAUSE OF COLOR OR RACE IS INVALID AND UNENFORCEABLE UNDER FEDERAL LAW.
THE STATE OF TEXAS
COUNTY OF HARRIS
I hereby certify that this instrument was FILED in File Number Sequence on the date and at the time stamped hereon by me; and was duly RECORDED, in the Official Public Records of Real Property of Harris County, Texas

SEP 27 2011

COUNTY CLERK
HARRIS COUNTY, TEXAS